Filed Pursuant to Rule 433

Registration Number 333-212685

€1,750,000,000 0.375% Notes Due 2023

€1,000,000,000 0.875% Notes Due 2025

€1,000,000,000 1.250% Notes Due 2027

€1,250,000,000 1.750% Notes Due 2031
International Business Machines Corporation
January 24, 2019
Pricing Term Sheet

Issuer	International Business Machines Corporation
Issuer Legal Entity Identifier	VGRQXHF3J8VDLUA7XE92
Issuer Ratings*	A1 / A / A (Moody’s/S&P/Fitch)
Format	SEC Registered
Form	Registered Form
Trade Date	January 24, 2019
Settlement Date**	January 31, 2019 (T+5)
Listing	Application will be made to list the Notes on the New York Stock Exchange
Joint Bookrunning Managers

Barclays Bank PLC
BNP Paribas
Citigroup Global Markets Limited
Deutsche Bank AG, London Branch
J.P. Morgan Securities plc
UniCredit Bank AG
Banco Santander S.A.
Commerzbank Aktiengesellschaft
Mizuho International plc
MUFG Securities EMEA plc
Société Générale
The Toronto-Dominion Bank

Co-Managers	Credit Suisse Securities (Europe) Limited ING Bank N.V., Belgian Branch U.S. Bancorp Investments, Inc.
	2023 Notes	2025 Notes	2027 Notes	2031 Notes
Size	€1,750,000,000	€1,000,000,000	€1,000,000,000	€1,250,000,000
Maturity	January 31, 2023	January 31, 2025	January 29, 2027	January 31, 2031
Interest Payment Date	January 31 of each year	January 31 of each year	January 29 of each year	January 31 of each year
First Payment Date	January 31, 2020	January 31, 2020	January 29, 2020	January 31, 2020
Benchmark Bund	OBL 0.000% due October 7, 2022 #176	DBR 1.000% due August 15, 2024	DBR 0.000% due August 15, 2026	DBR 0.250% due February 15, 2029
Benchmark Bund Yield	-0.485%	-0.298%	-0.095%	0.181%
Spread to Benchmark Bund	+97.4 bps	+127.7 bps	+141.2 bps	+166.7 bps
Mid Swaps Yield	0.039%	0.279%	0.517%	0.898%
Spread to Mid Swaps	+45 bps	+70 bps	+80 bps	+95 bps
Yield to Maturity	0.489%	0.979%	1.317%	1.848%
Coupon	0.375% (payable annually)	0.875% (payable annually)	1.250% (payable annually)	1.750% (payable annually)
Make-Whole Call
Reference Bund	OBL 0.000% due October 7, 2022 #176	DBR 1.000% due August 15, 2024	DBR 0.000% due August 15, 2026	DBR 0.250% due February 15, 2029
Spread to Reference Bund	+15 bps	+20 bps	+25 bps	+25 bps
Price to Public	99.550%	99.397%	99.495%	98.954%
Underwriting Discount	0.200%	0.275%	0.325%	0.425%
Price to Issuer	99.350%	99.122%	99.170%	98.529%
Day Count	Actual / Actual (ICMA)	Actual / Actual (ICMA)	Actual / Actual (ICMA)	Actual / Actual (ICMA)

Minimum Denomination	€100,000 and integral multiples of €1,000 in excess thereof	€100,000 and integral multiples of €1,000 in excess thereof	€100,000 and integral multiples of €1,000 in excess thereof	€100,000 and integral multiples of €1,000 in excess thereof
CUSIP / ISIN / Common Code	459200 JS1 / XS1944456018 / 194445601	459200 JT9 / XS1944456109 / 194445610	459200 JU6 / XS1945110606 / 194511060	459200 JV4 / XS1945110861 / 194511086
Target Market

Manufacturer target market (MIFID II product governance) is eligible counterparties and professional clients only (all distribution channels). No PRIIPs key information document (KID) has been prepared as not available to retail in EEA.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**We expect that delivery of the notes will be made to investors on or about January 31, 2019, which will be the fifth business day following the date of this final term sheet (such settlement being referred to as “T+5”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of the prospectus supplement or the next two succeeding business days will be required, by virtue of the fact that the notes initially settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date of the prospectus supplement or the next two succeeding business days should consult their advisors.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Bank PLC at +1-888-603-5847, BNP Paribas toll-free at +1-800-854-5674, Citigroup Global Markets Limited toll-free at +1-800-831-9146, Deutsche Bank AG, London Branch toll-free at +1-800-503-4611, J.P. Morgan Securities plc collect at +44-207-134-2468, or UniCredit Bank AG at +49 89 378 15921.

This pricing term sheet supplements the preliminary form of prospectus supplement issued by International Business Machines Corporation on January 24, 2019 relating to its Prospectus dated July 26, 2016.